First California Financial Group, Inc. S-3

Exhibit 12.1
First California Financial Group, Inc.
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(in thousands)

	Nine Months ended September 30,				Year Ended December 31,
	2011		2010		2010		2009	2008		2007		2006
Excluding Interest on Deposits: Fixed Charges:
Interest on repurchase agreements	$854		$1,243		$1,661		$1,664	$1,713		$-		$-
Interest on FHLB advances	1,999		2,558		3,284		4,260	5,583		-		-
Interest on subordinated debentures	1,001		1,316		1,736		1,832	1,755		-		-
Interest of Fed Funds purchased	-		-		-		-	5		-		-
Interest on borrowings	-		-		-		-	-		7,185		4,054
Preferred stock dividends	2,241	(2)	938		1,250		1,132	118		-		-
Total fixed charges	$6,095		$6,055		$7,931		$8,888	$9,174		$7,185		$4,054

Pre-tax earnings (loss)	$35,383		$541		$2,350		$(8,414)	$9,908		$11,246		$9,864
Add back: Total fixed charges	6,095		6,055		7,931		8,888	9,174		7,185		4,054
Pre-tax earnings before fixed charges	$41,478		$6,596		$10,281		$474	$19,082		$18,431		$13,918

Ratio of earnings to fixed charges and preferred stock dividends	6.81	x	1.09	x	1.30	x	(1)	2.08	x	2.57	x	3.43	x
____________
(1)	During the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends (excluding interest on deposits) by $8,414,000.
(2)	Amount includes a $1,143,500 deemed dividend representing the difference between the par amount and the recorded fair value of the Series B preferred shares redeemed on July 14, 2011.

	Nine Months ended September 30,				Year Ended December 31,
	2011		2010		2010		2009	2008		2007		2006
Including Interest on Deposits: Fixed Charges:
Interest on repurchase agreements	$854		$1,243		$1,661		$1,664	$1,713		$-		$-
Interest on FHLB advances	1,999		2,558		3,284		4,260	5,583		-		-
Interest on subordinated debentures	1,001		1,316		1,736		1,832	1,755		-		-
Interest of Fed Funds purchased	-		-		-		-	5		-		-
Interest on borrowings	-		-		-		-	-		7,185		4,054
Interest on deposits	6,494		5,953		7,973		12,131	13,397		18,321		8,098
Preferred stock dividends	2,241	(4)	938		1,250		1,132	118		-		-
Total fixed charges	$12,589		$12,008		$15,904		$21,019	$22,571		$25,506		$12,152

Pre-tax earnings (loss)	$35,383		$541		$2,350		$(8,414)	$9,908		$11,246		$9,864
Add back: Total fixed charges	12,589		12,008		15,904		21,019	22,571		25,506		12,152
Pre-tax earnings before fixed charges	$47,992		$12,549		$18,254		$12,605	$32,479		$36,752		$22,016

Ratio of earnings to fixed charges and preferred stock dividends	3.81	x	1.05	x	1.15	x	(3)	1.44	x	1.44	x	1.81	x
____________
(3)	During the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends (including interest on deposits) by $8,414,000.
(4)	Amount includes a $1,143,500 deemed dividend representing the difference between the par amount and the recorded fair value of the Series B preferred shares redeemed on July 14, 2011.